Exhibit 99.1

Atlantic Coast Federal Corporation Declares Quarterly Dividend of $0.01 Per Common Share

WAYCROSS, Ga.--(BUSINESS WIRE)--March 27, 2009--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.01 per share versus $0.09 per share last quarter. The dividend will be paid on April 27, 2009, to all stockholders of record as of April 10, 2009.

Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 65% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

The Company continues to pursue a conservative capital management strategy, which it believes is prudent considering the ongoing economic downturn and the challenges it presents for all financial institutions, including Atlantic Coast Federal Corporation. Accordingly, the Company considers it to be in the best long-term interest of stockholders to retain cash and preserve the Company's solid capital level by reducing the cash dividend to a level that is more sustainable over the long term.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376